  EXHIBIT 99.1

Renavotio, Inc. Announces Filings Status and Shareholder Updates

Tulsa, Ok- (GLOBE NEWSWIRE – February 15, 2022) – Renavotio, Inc. (OTCQB: RIII), (“Renavotio,” or the “Company”), today announced that in conjunction with its preparation of the SEC filings described below, it has prepared the applications required to reapply to the OTC Bulletin Board. The Company continues to provide its auditors with all required information to complete its 2020 reaudit and amended filings. Once the Company receives approval from its auditors, Marcum LLP, the Company will file its  amended 2021 Form 10Q’s and 2020 10-K reaudit with the SEC and submit its completed OTCQB re-application and Form 15c2-11 to be reviewed by the OTC Markets and FINRA, respectively.  Upon their approval and sign off, the Company will begin trading on the OTC Bulletin Board again.

Renavotio has accelerated the recondition of its ditch witch trenching and boring machines and securing all equipment and tools necessary to put an initial 4 fiber installation crew to work with additional crews planned to be added both organically and thru subcontracts. Utility Management & Construction, LLC (“UMCCO”) has begun to utilize the US Federal Contractors Registration to prepare for the bidding process and secure work for a second quarter launch, focusing on broadband infrastructure. Initial deployment is planned in the Company’s operational footprint running from Eastern Missouri thru Southern Kansas, and Northern Oklahoma. As additional opportunities arise outside of these initial operating areas, the Company will reach out to subcontractors to take advantage of future contract opportunities. To lead this expansion and in conjunction with its 2022 operational plans,  the Company has narrowed its search for a Corporate Infrastructure Officer position who  has marketing and management experience in both Municipal, State and Federal projects.

Chief Executive Officer Billy Robinson stated: “To be placed in the position to reaudit our 2020 fiscal year, amend our 2021 Forms 10-Q, and prepare our 2021 fiscal year audit, and  have new valuations and appraisals of all the Company’s equipment land and facilities, has been a time consuming and costly endeavor. We are moving rapidly to complete all tasks and with approval from our auditors, and to complete and file the 10Q’s and 10K necessary to be current and trading again on the OTC Bulletin Board.”

Billy Robinson continued: “We continue to expand UMCCO opportunities to potentially increase our managed water districts over the next 24 months and create, acquire and accumulate distinct assets, intellectual properties and exceptional technologies that could produce solid potential revenues for our valued shareholders and partners. The Company’s current focus on building and acquiring cash-flowing assets in discrete areas provides us with an acknowledged technological advantage and enables us to take advantage of a substantial market opportunity within significant target markets across the Company’s footprint.”

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Our research, and the technology we acquire are anchored by our relationships with synergistic partners and product-specific commercialization strategies. From the point of product or technology conception, or through acquisition, development and commercialization, we expect to have strategic partners, joint ventures or licensing arrangements in place for many of our products to potentially increase and sustain our revenues.

“For Renavotio, we are well positioned to fuel our organic growth initiatives, meeting the demand for our services as resilient infrastructure projects are brought forward. We appreciate the patience and understanding that our shareholders have shown with the unfortunate position we have been placed in. We are doing all we can to protect and increase shareholder value. We have completed most of the time consuming tasks and are close to putting this unpleasant experience behind us and look forward to a positive second quarter and a successful 2022.” said Billy” Robinson,  Renavotio's CEO.

About Renavotio, Inc.

Renavotio, Inc. (OTCQB: RIII) focuses on three unique infrastructure opportunities, including medical protective equipment, 5G, utility construction, utility management, IoT, water, waste management technology, and related industries.

The Company’s wholly owned subsidiary, Renavotio Infratech, Inc. (“RII”), includes business and acquisition strategies concentrating on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries.

Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO) is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, data, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom-line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com.

For additional information on Renavotio, please visit: www.renavotio.com.

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Forward Looking Statement

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. . Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, markets and other conditions, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, results of operations, and whether the Company will be successful in its goals stated herein. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Contact:

Renavotio, Inc.

601 South Boulder Ave.

Suite 600 Tulsa, OK 74119

brobinson@renavotio.com

Telephone: 1-888-928-1312

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